UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2016

Universal Forest Products, Inc.
(Exact name of registrant as specified in charter)

Michigan (State or other Jurisdiction of Incorporation)	0-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, NE Grand Rapids, Michigan (Address of Principal Executive Offices)	49525 (Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 16, 2016, Universal Forest Products, Inc., a Michigan corporation (the "Company"), completed the acquisition of idX Holdings, Inc., a Delaware corporation ("idX"), pursuant to the previously reported Agreement and Plan of Merger, dated as of August 31, 2016 (as amended and restated on September 7, 2016, the "Merger Agreement"), among the Company, UFP Apple Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), idX, ABP II SR, L.L.C., a Delaware limited liability company, and, for certain limited purposes, Acon-Bastion Partners II, L.P., a Delaware limited partnership, Acon-Bastion Partners II (Offshore), L.P., a Cayman Islands exempted limited partnership, and Terrence L. Schultz, an individual. idX specializes in the design, production and installation of customized in-store environments that are used in a range of end markets.

Pursuant to the Merger Agreement, Merger Sub merged with and into idX (the "Merger") with idX becoming a wholly owned subsidiary of the Company as a result of the Merger. The aggregate purchase price paid by the Company for idX's capital stock pursuant to the Merger was approximately $64.8 million in cash, less a holdback equal to $1.0 million and subject to post-closing adjustments for idX's transaction expenses and net working capital as of closing. Additionally, the Company advanced to idX approximately $92.9 million to retire outstanding debt and certain other obligations, and $1.625 million of the purchase price was deposited in escrow until the earlier of (x) 30 days after delivery to the surviving corporation of its audit for the fiscal year ending December 31, 2017 and (y) June 30, 2018. The Company financed the acquisition of idX using a combination of existing cash and $34.6 million of borrowings on its available revolving credit facility.

As a result of the Merger, (i) each issued and outstanding share of idX preferred stock was automatically canceled and converted into the right to receive a portion of the aggregate purchase price, (ii) each issued and outstanding share of idX common stock was automatically canceled and converted into the right to receive a portion of the aggregate purchase price, (iii) shares of idX owned by the Company, Merger Sub or idX or any of their respective direct or indirect wholly owned subsidiaries were canceled and retired and ceased to exist, and no consideration was or will be delivered in exchange therefor, and (iv) each outstanding option or warrant relating to idX's stock was canceled and retired and ceased to exist, and no consideration was or will be delivered in exchange therefor.

Each of the Company, Merger Sub and idX has made customary representations and warranties and has agreed to customary covenants in the Merger Agreement.

The foregoing description of the Merger is not a complete description of all of the parties' rights and obligations under the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which will be filed with the Company's next periodic report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL FOREST PRODUCTS, INC.
(Registrant)

Dated: September 16, 2016	By:	/s/ Michael R. Cole
Michael R. Cole
Principal Financial Officer and Treasurer
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